CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The FBR Funds and to the use of our report dated June 1, 2010 on the financial statements and financial highlights of the FBR Core Bond Fund and the FBR Balanced Fund, each a series of The FBR Funds. Such financial statements and financial highlights appear in The FBR Funds’ March 31, 2010 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information of this Registration Statement.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 29, 2010